EXHIBIT 99.1

Media		Investors
Julia Bernard	Mary Eshet	Bob Strickland	Jim Rowe
(415) 222-3858	(704) 383-7777	(415) 396-0523	(415) 396-8216

Wells Fargo Prices $7.5 Billion Capital Raise

SAN FRANCISCO, May 8, 2009 – Wells Fargo & Company (NYSE: WFC) today announced that it priced a $7.5 billion offering of 341 million shares of its common stock at $22.00 per share. The underwriters will have a 30-day option to purchase up to an additional 51.150 million shares of common stock from the company to cover over-allotments. The closing is expected to occur on or about May 13, 2009.

J.P. Morgan Securities Inc. is acting with Wachovia Securities as joint bookrunning managers for the offering.

Copies of the registration statement (including the base prospectus), the prospectus supplement and other documents Wells Fargo has filed with the SEC containing more complete information about Wells Fargo and the offering are available for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Wells Fargo, any underwriter or any dealer participating in the offering will arrange to send investors the prospectus if requested by contacting J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, Attention: Prospectus Department, 718-242-8002, or by contacting Wachovia Capital Markets, LLC, Attn: Equity Syndicate Dept., 375 Park Avenue, New York, NY 10152, 1-800-326-5897, equity.syndicate@wachovia.com.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This news release contains statements that do not directly or exclusively relate to historical facts. These types of statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on assumptions and are subject to risks, uncertainties and other factors that could cause Wells Fargo’s actual results to differ materially from expectations. You should read and interpret any forward-looking statements together with the risk factors contained under the caption “Risk Factors” in the prospectus supplement for the offering to which this release relates and Wells Fargo’s other SEC filings. Any forward-looking statement speaks only as of the date on which that statement is made. Wells Fargo will not update any forward looking statement to reflect events or circumstances that occur after the date on which the statement is made.

Wells Fargo & Company is a diversified financial services company with $1.3 trillion in assets, providing banking, insurance, investments, mortgage and consumer finance through more than 10,400 stores, over 12,000 ATMs and the internet across North America and internationally.

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